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Exhibit 10.48

FORM OF
CLOUD PEAK ENERGY INC.
2009 LONG TERM INCENTIVE PLAN
RESTRICTED STOCK UNIT AGREEMENT
Directors

        THIS AGREEMENT, made as of the 6th day of January, 2011 (the "Grant Date"), between Cloud Peak Energy Inc., a Delaware corporation (the "Company"), and                        (the "Grantee").

        WHEREAS, the Company has adopted the Cloud Peak Energy Inc. 2009 Long Term Incentive Plan (the "Plan") in order to provide an additional incentive to certain employees and directors of the Company and its Subsidiaries; and

        WHEREAS, the Committee responsible for administration of the Plan has determined to grant Restricted Stock Units to the Grantee as provided herein.

        NOW, THEREFORE, the parties hereto agree as follows:

        1.    Grant of Restricted Stock Units.

          1.1.  The Company hereby grants to the Grantee, and the Grantee hereby accepts from the Company, an Award of                        Restricted Stock Units on the terms and conditions set forth in this Agreement. Each Restricted Stock Unit corresponds to one Share. The Restricted Stock Units shall be settled solely by delivery of a corresponding number of Shares at the times specified herein on the terms and conditions set forth herein.

          1.2.  This Agreement shall be construed in accordance with and consistent with, and subject to, the provisions of the Plan (the provisions of which are incorporated herein by reference); and except as otherwise expressly set forth herein, the capitalized terms used in this Agreement shall have the same definitions as set forth in the Plan.

        2.    Dividend Equivalent Rights.

        During the period that the Restricted Stock Units are outstanding, the Grantee shall be entitled to Dividend Equivalent Rights with respect to the Restricted Stock Units, in an amount equivalent to the dividends paid by the Company on a corresponding number of Shares. Dividend equivalents amounts credited in lieu of cash or stock dividends will be deemed to be reinvested in additional Shares based on the Fair Market Value of a Share on the date the dividend is paid (with any fractional Share resulting therefrom rounded up to a whole Share) and a corresponding additional number of Restricted Stock Units will be subject to the Award hereunder. Such additional Restricted Stock Units will be settled in Shares at the same time as the Restricted Stock Units to which the dividend equivalents relate.

        3.    Payment of Award.

          3.1.  Except in the case of a termination described in Section 3.2, not more than thirty (30) days after date of the Grantee's separation from service from the Company due to the Grantee's death, disability, non-reelection to the Board, resignation from the Board with the prior consent of the nominating and corporate governance committee or for any other reason, the Company will deliver to the Grantee (or, the case of death, the Grantee's Beneficiary or, if none, the Grantee's estate) one Share for each Restricted Stock Unit subject to the Award hereunder.

          3.2.  In the event the Grantee is removed from the Board for cause (pursuant to Delaware law or the Company's Certificate of Incorporation and Bylaws) all of the Restricted Stock Units shall immediately be forfeited to the Company in their entirety without payment of consideration therefor to the Grantee.

        4.    Transferability.

        The Grantee shall not sell, transfer, assign exchange, pledge, encumber or otherwise dispose of an Award of Restricted Stock Units or any portion thereof.

        5.    Effect of a Change in Control.

        If a Change in Control occurs that constitutes a change in control event (as defined in Treas. Reg. § 1.409A-3(i)(5)), all Shares subject to the Grantee's Restricted Stock Units shall be delivered to the Grantee on the date of such Change in Control.

        6.    Rights of Grantee.

        The Grantee shall have no rights as a stockholder of the Company with respect to the Restricted Stock Units until Shares are issued to the Grantee upon settlement of the Award. The Grantee's rights in respect of the Restricted Stock Units shall be limited to those of a general unsecured creditor of the Company.

        7.    Grantee Bound by the Plan.

        The Grantee hereby acknowledges receipt of a copy of the Plan and agrees to be bound by all the terms and provisions thereof.

        8.    No Right to Continued Service.

        Nothing in this Agreement or the Plan shall be interpreted or construed to confer upon the Grantee any right to be retained as a member of the Board.

        8.    Withholding of Taxes.

        The Grantee shall pay to the Company, or the Company and the Grantee shall agree on such other arrangements necessary for the Grantee to pay, the applicable federal, state and local income taxes required by law to be withheld (the "Withholding Taxes"), if any, upon delivery of the Shares. The Company shall have the right to deduct from any distribution of cash to any Grantee, an amount equal to Withholding Taxes with respect to the Restricted Stock Units. In satisfaction of the obligation to pay Withholding Taxes to the Company on any Shares, the Grantee may make a written election which may be accepted or rejected in the discretion of the Company, to have withheld a portion of the Shares then deliverable to the Grantee having an aggregate Fair Market Value equal to the Withholding Taxes.

        9.    Modification of Agreement.

        This Agreement may be modified, amended, suspended or terminated, and any terms or conditions may be waived, but only by a written instrument executed by the parties hereto. No waiver by either party hereto of any breach by the other party hereto of any provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions at the time or at any prior or subsequent time.

        10.    Severability.

        Should any provision of this Agreement be held by a court of competent jurisdiction to be unenforceable or invalid for any reason, the remaining provisions of this Agreement shall not be affected by such holding and shall continue in full force in accordance with their terms.

        11.    Governing Law.

        Except as to matters of federal law, the validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Delaware without giving effect to the conflicts of laws principles thereof.

        12.    Successors in Interest.

        This Agreement shall inure to the benefit of and be binding upon any successor to the Company. This Agreement shall inure to the benefit of the Grantee's legal representatives. All obligations imposed upon the Grantee and all rights granted to the Company under this Agreement shall be final, binding and conclusive upon the Grantee's beneficiaries, heirs, executors, administrators and successors.

        13.    Resolution of Disputes.

        Any dispute or disagreement which may arise under, or as a result of, or in any way relate to, the interpretation, construction or application of this Agreement shall be determined by the Committee. Any determination made hereunder shall be final, binding and conclusive on the Grantee and the Company for all purposes; provided however, that this dispute resolution provision shall not interfere with Grantees rights to pursue and protect his legal rights in a court of competent jurisdiction.

        IN WITNESS WHEREOF, this Agreement has been executed as of the date first written above.

CLOUD PEAK ENERGY INC.	GRANTEE

By:	Print Name:
Title:

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  Exhibit 10.48
FORM OF CLOUD PEAK ENERGY INC. 2009 LONG TERM INCENTIVE PLAN RESTRICTED STOCK UNIT AGREEMENT Directors